EX-99

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WILLIAM LEVIS TO BECOME PRESIDENT OF PSEG POWER
UPON RETIREMENT OF FRANK CASSIDY IN JUNE

     Levis To Remain as Chief Nuclear Officer
As Four Others Receive New Nuclear Executive Posts

(May 23, 2007 -- Newark, NJ) – Public Service Enterprise Group (PSEG) today announced the election of William Levis as president and chief operating officer of PSEG Power, its wholesale energy business, effective June 20. He will succeed Frank Cassidy, who is retiring after eight years as head of the subsidiary, which includes PSEG Nuclear, PSEG Fossil and PSEG Energy Resources & Trade.

Levis will continue as chief nuclear officer and president of PSEG Nuclear, which operates the Salem and Hope Creek nuclear generating stations in South Jersey. He joined PSEG on January 1 after serving two years as the leader of a team from Exelon Corporation that managed the stations under an operating services agreement between the two companies.

As a result of Levis’ impending move, PSEG announced four other related executive changes:

Thomas Joyce, vice president-Salem, will become senior vice president-operations for Salem/Hope Creek. Robert C. Braun, vice president-operations support, will succeed Joyce as vice president-Salem. Carl Fricker, Salem plant manager, will become vice president-operations support. George Gellrich, plant support manager-Salem/Hope Creek, will replace Fricker as Salem plant manager.

“Bill Levis has done a superb job in leading a team that has made significant and measurable improvements in many important operational areas at our Salem and Hope Creek stations,” said Ralph Izzo, chairman and CEO of PSEG. “Bill’s strong focus on operational excellence will greatly benefit the other areas of PSEG Power. And, as head of the company’s major earnings contributor, he will be a key member of PSEG’s executive leadership, as Frank Cassidy has been.”

During his tenure as president, Cassidy oversaw the establishment of Power as a major unregulated business following the restructuring of the energy industry in New Jersey in the late 1990s. “Frank Cassidy was an extraordinary leader and role model during this transition period,” Izzo said. “In recent years, he has been instrumental in making our generation business one of the most respected in the country, and we are indebted to him for his outstanding contributions as president of Power and throughout his 38-year career at PSEG.”

Cassidy joined PSEG’s utility business, Public Service Electric and Gas Company (PSE&G), in 1969 and held various posts of increasing responsibility until being named vice president-transmission systems in 1989. He was elected senior vice president-fossil generation in 1995, president of another PSEG subsidiary, PSEG Energy Technologies, in 1997, and then president of Power in 1999. Over the years, he has been a leader in a number of industry organizations and has testified frequently before the New Jersey Board of Public Utilities, the Federal Energy Regulatory Commission and the United States Senate.

“You can best measure the effectiveness of a leader by the performance of the organization after the leader moves on,” Levis said. “After close to four decades, there is no doubt that Frank Cassidy is leaving behind an organization that is stronger than it has ever been and poised for even greater success. It has been a privilege to work with Frank for the last two years. While I clearly cannot replace his knowledge and experience, he has left us a solid foundation on which to build, and that will be my focus.”

Levis has more than 25 years of diversified experience in the nuclear power industry. Before coming to PSEG, he was Exelon Nuclear’s vice president-Mid-Atlantic operations, providing day-to-day oversight of the Limerick, Peach Bottom, Three Mile Island and Oyster Creek stations. He is a graduate of the U.S. Naval Academy and is retired as a commander in the Naval Reserves.

Joyce joined PSEG on January 1 after serving two years as vice president-Salem as an employee of Exelon under the operating services agreement. Under his leadership, Salem produced more electricity than ever in the station’s history and achieved numerous other operational performance records, including a world record for an outage with a reactor head replacement.

Joyce has 32 years of experience in nuclear power plant operations. Prior to coming to PSEG, he was site vice president at Exelon Nuclear’s Braidwood station. He is a graduate of the University of Missouri and holds a master of business administration degree from Keller Graduate School of Management.

Braun joined PSEG Nuclear in March as vice president-operations support. Previously, he worked at Exelon for 25 years in various nuclear capacities, most recently as site vice president of the Peach Bottom station. He is a graduate of Villanova University.

Fricker has more than 21 years of military and commercial nuclear power operations experience. He has been with PSEG since 1995 and has held various posts in operations, maintenance and quality assurance before becoming plant manager of the Salem station. He is a graduate of the U.S. Naval Academy and served in different roles on nuclear submarines. He holds a master of business administration degree from the University of Delaware.

Gellrich has worked for more than 23 years in commercial nuclear power operations, at both PSEG Nuclear and Exelon Nuclear. As plant support manager, he has been accountable for outage, emergency and maintenance services, project management, fire protection and site supply. He is a graduate of the University of Maryland.

Corporate Profile

Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, PSEG Energy Holdings, and Public Service Electric and Gas Company (PSE&G). PSEG Power, one of the largest independent power producers in the U.S. has three main subsidiaries: PSEG Fossil LLC, PSEG Nuclear LLC, and PSEG Energy Resources & Trade LLC. PSEG Energy Holdings, with assets in excess of $6 billion, has two main unregulated energy-related businesses: PSEG Global and PSEG Resources. PSE&G, New Jersey’s oldest and largest regulated gas and electric delivery utility, serves nearly three-quarters of the state’s population and the winner of the ReliabilityOne National Achievement Award for superior electric system reliability in 2005 and 2006. PSEG Services Corporation provides corporate support to the operating businesses.